Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
David Shackelton – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Third Quarter 2015 Results and Announces Share Repurchase Program

Third Quarter 2015 Financial Highlights:

●	Revenue from continuing operations of $432.5 million
●	Net loss available to common shareholders from continuing operations of $4.9 million, or $0.30 per diluted share
●	Adjusted net income available to common shareholders from continuing operations (non-GAAP) of $1.2 million, or $0.07 per diluted share
●	Adjusted EBITDA from continuing operations (non-GAAP) of $16.4 million

TUCSON, ARIZONA – November 9, 2015 – The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the third quarter and nine months ended September 30, 2015 as well as a share repurchase program. Included in the results are the operations of Ingeus and Matrix Medical Network beginning on May 31, 2014 and October 24, 2014, respectively. Additionally, due to the sale of the Human Services segment, effective November 1, 2015, the results of the Human Services segment have been classified as discontinued operations.

Third Quarter 2015 Results

For the third quarter of 2015, the Company reported consolidated revenue from continuing operations of $432.5 million, an increase of 39.7% from $309.5 million in the comparable period of 2014. The third quarter 2015 results included $52.9 million of revenue contributed by Matrix. Excluding revenue attributable to Matrix, consolidated revenue from continuing operations was $379.6 million in the third quarter of 2015, an increase of 22.6% from the comparable period of 2014.

Service expense from continuing operations as a percentage of revenue was 90.4% in the third quarter of 2015 compared to 90.6% in the third quarter of 2014. Service expense from continuing operations in the third quarter of 2015 was reduced by $1.8 million due to a favorable actuarial adjustment related to self-insured professional liability claims. General and administrative (G&A) expense from continuing operations as a percentage of revenue was 4.9% in the third quarter of 2015 compared to 6.6% in the third quarter of 2014. The Company reported a loss on equity investment of $4.5 million in the third quarter of 2015 related to the Company’s investment in Mission Providence, a joint venture in Australia, which continued to incur start-up costs during the third quarter of 2015.

The Company reported a net loss available to common shareholders from continuing operations of $4.9 million, or $0.30 per diluted common share in the third quarter of 2015 compared to net income available to common shareholders from continuing operations of $1.3 million, or $0.08 per diluted common share, in the prior year period. Adjusted net income available to common shareholders from continuing operations (non-GAAP) in the third quarter of 2015 was $1.2 million, or $0.07 per diluted common share, versus third quarter 2014 adjusted net income available to common shareholders from continuing operations (non-GAAP) of $7.3 million, or $0.48 per diluted common share. A reconciliation of net income available to common shareholders from continuing operations to adjusted net income available to common shareholders from continuing operations (non-GAAP) and the calculation of adjusted diluted earnings per common share from continuing operations are presented below.

Adjusted EBITDA from continuing operations (non-GAAP) for the third quarter of 2015 was $16.4 million compared to $14.6 million in the same period last year. Adjusted EBITDA from continuing operations for the third quarter of 2015 includes a negative EBITDA impact of $5.3 million related to the Company’s investment in Mission Providence (beginning in the third quarter of 2015, the Company began excluding the taxes, depreciation, and amortization associated with its joint venture investment in Mission Providence from the calculation of adjusted EBITDA and the Company has updated the 2014 presentation to be consistent with this change). A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

James Lindstrom, Chief Executive Officer, stated, “We remain pleased with the continued solid operational performance of our three continuing verticals. The year-over-year revenue growth experienced in the first half of 2015 continued into the third quarter due to multiple new contracts in NET Services and programs in WD Services. In our HA services segment, as expected, revenue in the third quarter declined versus prior year pro forma results due to volumes being more evenly spread across the entire year as opposed to the higher level of volume concentration in the second half of 2014. Also as anticipated, margins contracted in the third quarter of 2015 versus prior year primarily due to significant upfront operating cost outlays associated with new WD Services programs.”

Year to Date 2015 Results

For the first nine months of 2015, the Company reported consolidated revenue from continuing operations of $1.3 billion, an increase of 65.5% from $767.9 million in the comparable period of 2014. The 2015 results included $447.3 million of revenue contributed by Ingeus and Matrix during the first nine months of 2015. The first nine months of 2014 included $105.0 million in revenue from Ingeus. Excluding revenue attributable to these acquired businesses from both periods, consolidated revenue from continuing operations was $823.2 million, an increase of 24.2% from the comparable period of 2014.

Service expense from continuing operations as a percentage of revenue was 88.9% in the first nine months of 2015 compared to 90.0% in the first nine months of 2014. For the nine months ended September 30, 2015 and 2014, service expense from continuing operations included a $4.5 million and $1.9 million charge, respectively, related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. Service expense from continuing operations in the first nine months of 2015 was reduced by $1.8 million due to a favorable actuarial adjustment related to self-insured professional liability claims. G&A expense from continuing operations as a percentage of revenue from continuing operations was 4.7% in the first nine months of 2015 compared to 5.3% in the first nine months of 2014. The Company also reported a loss on equity investment of $8.0 million during the nine months ended September 30, 2015 related to the Company’s investment in Mission Providence, a joint venture in Australia, which incurred significant start-up costs during the first nine months of 2015.

The Company reported net income available to common shareholders from continuing operations of $2.8 million, or $0.17 per diluted common share, for the nine months ended September 30, 2015 compared to net income available to common shareholders from continuing operations of $12.6 million, or $0.85 per diluted common share, in the prior year period. Adjusted net income available to common shareholders from continuing operations (non-GAAP) in the first nine months of 2015 was $21.3 million, or $1.31 per diluted common share, versus first nine months of 2014 adjusted net income available to common shareholders from continuing operations (non-GAAP) of $23.9 million, or $1.62 per diluted common share. A reconciliation of net income to adjusted net income available to common shareholders (non-GAAP) and the calculation of adjusted earnings per diluted common share are presented below.

Adjusted EBITDA from continuing operations (non-GAAP) for the nine months ended September 30, 2015 was $77.5 million compared to $48.7 million in the same period last year. Adjusted EBITDA from continuing operations for the nine months ending September 30, 2015 includes a negative EBITDA impact of $10.2 million related to the Company’s investment in Mission Providence (beginning in the third quarter of 2015, the Company began excluding the taxes, depreciation, and amortization associated with its joint venture investment in Mission Providence from the calculation of adjusted EBITDA and the Company has updated the year-to-date 2015 presentation to be consistent with this change). A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

Overview of Share Repurchase Program

Providence’s Board of Directors has approved a new stock repurchase program for up to $70.0 million of its common stock over the next 12 months. Acquisitions under the stock repurchase program may be made from time to time through a combination of open market repurchases (including through Rule 10b5-1 plans), privately negotiated transactions, accelerated share repurchase transactions, and/or other derivative transactions, at the Company's discretion, as permitted by securities laws, covenants under existing bank agreements and other legal requirements, and subject to market conditions and other factors. The repurchase plan may be suspended or discontinued at any time.

Segment Results

For analysis purposes, revenue, expenses, operating income, net income, EBITDA (non-GAAP), and Adjusted EBITDA (non-GAAP) on a comparable basis are provided for Providence’s three continuing segments for the three and nine month periods ended September 30, 2015 and 2014. As previously disclosed, beginning in 2015, the Company began analyzing the results of the segments without the historical allocation of indirect corporate costs. Only corporate costs that represent expenses directly attributable to specific segments are allocated to the respective segment. In 2015, the Company’s legacy workforce development businesses were transferred to the management team of the WD Services segment. As such, the operating segment results for 2014 have been recast. Additionally, beginning in the third quarter of 2015, the Company began excluding the taxes, depreciation, and amortization associated with its joint venture investment in Mission Providence from the calculation of adjusted EBITDA. Previously, the impact of Mission Providence to WD Service’s Adjusted EBITDA was equal to the equity investment line on the Company’s Statement of Income. Previous periods’ Adjusted EBITDA have been updated to be consistent with this new treatment of the Company’s joint venture investment in Mission Providence.

Non-emergency Transportation (NET) Services

Revenue from the NET Services segment increased 22.6% to $277.1 million in the third quarter of 2015 from $226.1 million in the prior year period. Service expense for the segment increased to $257.5 million, or 92.9% of NET Services revenue, in the third quarter of 2015 compared to $206.5 million, or 91.3% of NET Services revenue, in the third quarter of 2014. NET Services operating income decreased 7.9% to $14.3 million in the third quarter of 2015 from $15.5 million in the prior year period. NET Services Adjusted EBITDA (non-GAAP) decreased $0.8 million, or 4.3%, to $16.7 million in the third quarter of 2015 from $17.5 million in the prior year period.

In the first nine months of 2015, revenue from the NET Services segment increased 25.3% to $802.6 million from $640.4 million in the prior year period. Service expense for the segment increased to $733.7 million, or 91.4% of NET Services revenue, in the first nine months of 2015 compared to $578.2 million, or 90.3% of NET Services revenue, in the first nine months of 2014. NET Services operating income increased 6.6% to $53.9 million in the first nine months of 2015 from $50.6 million in the prior year period. NET Services Adjusted EBITDA (non-GAAP) increased $4.8 million, or 8.5%, to $60.9 million in the first nine months of 2015 from $56.2 million in the prior year period.

Revenue for the NET Services segment was favorably impacted by new contracts and increased membership in California, Rhode Island, Michigan, Maine, Illinois, Louisiana and Texas, among other states. As anticipated, service costs as a percentage of revenue continued to increase due to higher utilization related to increased usage by expansion and woodwork populations.

Workforce Development (WD) Services

WD Services revenue increased 22.7% to $102.5 million in the third quarter of 2015 from $83.6 million in the prior year period. Service expense for the segment increased to $95.9 million, or 93.6% of WD revenue, in the third quarter of 2015 compared to $73.2 million, or 87.5% of WD Services revenue, in the prior year period. WD Services operating loss was $5.1 million in the third quarter of 2015 compared to operating income of $0.6 million in the prior year period. WD Services Adjusted EBITDA (non-GAAP) was negative $5.5 million in the third quarter of 2015 compared to $6.2 million in the prior year period. For the third quarter of 2015, WD Service’s Adjusted EBITDA included a negative EBITDA impact of $5.3 million related to the Company’s investment in Mission Providence.

In the first nine months of 2015, WD Services revenue was $302.3 million. In the first nine months of 2014, WD Services revenue was $127.7 million and represents the legacy workforce development services business that had historically been part of Human Services as well as four months of operations of Ingeus. Service expense for the segment was $273.4 million, or 90.4% of WD revenue, in the first nine months of 2015 compared to $110.1 million, or 86.2% of WD Services revenue in the prior year period. For the first nine months of 2015 and 2014, WD Services service expense included a $4.5 million and $1.9 million charge, respectively, related to the amortization of the fair value of restricted stock awards issued in connection with the acquisition of Ingeus. WD Services operating loss was $4.6 million for the first nine months of 2015 compared to operating income of $3.6 million in the prior year period. WD Services Adjusted EBITDA (non-GAAP) was negative $0.2 million in the first nine months of 2015 compared to $11.8 million in the prior year period. For the first nine months of 2015, WD Service’s Adjusted EBITDA and included a negative EBITDA impact of $10.2 million related to Mission Providence.

The increase in WD Services revenue in the third quarter of 2015 compared to the prior year period was primarily due to a new rehabilitation and justice program that began in 2015, which was partially offset by declining referrals and reduced unit pricing under the segment’s primary employability program in the United Kingdom. Service expense increased as a percentage of revenue in the third quarter of 2015 compared to the prior year period as a result of the upfront operating costs associated with new programs, primarily the new rehabilitation and justice program.

Health Assessment (HA) Services

HA Services revenue was $52.9 million in the third quarter of 2015 and is comprised of revenue from Matrix, acquired on October 23, 2014. Service expense for the segment was $40.1 million, or 75.9% of HA Services revenue. HA Services operating income was $4.5 million in the third quarter of 2015, and HA Services Adjusted EBITDA (non-GAAP) was $11.9 million for the same period.

In the first nine months of 2015, HA Services revenue was $165.7 million. Service expense for the segment was $124.5 million, or 75.2% of HA Services revenue. HA Services operating income was $17.2 million in the first nine months of 2015, and HA Services Adjusted EBITDA (non-GAAP) was $39.1 million for the same period.

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. MST) Tuesday, November 10, 2015 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.prscholdings.com. The call is also available by dialing (855) 548-8661, or for international callers (412) 455-6143, and by using the passcode 60084396. A replay of the teleconference will be available on http://investor.prscholdings.com. A replay will also be available until November 17, 2015 by dialing (855) 859-2056 or (404) 537-3406 and using passcode 60084396.

About Providence

The Providence Service Corporation provides and manages multiple healthcare and social services, comprised of non-emergency transportation services, workforce development services, legal offender rehabilitation services, and health assessment services in the United States and abroad. For more information, please visit prscholdings.com.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Unaudited Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Service revenue, net	$432,450	$309,474	$1,270,517	$767,902

Operating expenses:
Service expense	390,878	280,444	1,128,984	690,752
General and administrative expense	21,324	20,326	59,084	40,439
Depreciation and amortization	13,370	6,256	39,614	11,805
Total operating expenses	425,572	307,026	1,227,682	742,996
Operating income	6,878	2,448	42,835	24,906

Other expenses:
Interest expense, net	3,809	795	12,734	3,439
Loss on equity investment	4,465	-	8,008	-
Gain on foreign currency translation	(736)	(164)	(1,131)	(63)
Income (loss) from continuing operations before income taxes	(660)	1,817	23,224	21,530
Provision for income taxes	3,120	565	16,267	8,966
Income (loss) from continuing operations, net of tax	(3,780)	1,252	6,957	12,564
Discontinued operations, net of tax	(1,791)	(986)	342	660
Net income (loss)	$(5,571)	$266	$7,299	$13,224

Net income (loss) available to common stockholders	$(6,687)	$266	$3,093	$13,224

Basic earnings (loss) per common share:
Continuing operations	$(0.30)	$0.08	$0.17	$0.87
Discontinued operations	(0.11)	(0.06)	0.02	0.05
Basic earnings (loss) per common share	$(0.41)	$0.02	$0.19	$0.92

Diluted earnings (loss) per common share:
Continuing operations	$(0.30)	$0.08	$0.17	$0.85
Discontinued operations	(0.11)	(0.06)	0.02	0.05
Diluted earnings (loss) per common share	$(0.41)	$0.02	$0.19	$0.90

Weighted-average number of common shares outstanding:
Basic	16,130,421	14,955,773	16,068,455	14,450,248
Diluted	16,130,421	15,176,105	16,220,747	14,723,360

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Providence Service Corporation

The Providence Service Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2015	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$106,724	$135,258
Accounts receivable, net of allowance of $5,665 in 2015 and $2,735 in 2014	186,038	107,565
Other receivables	10,242	5,314
Prepaid expenses and other	30,045	43,134
Restricted cash	3,897	3,234
Deferred tax assets	1,859	4,148
Current assets of discontinued operations held for sale	75,854	75,993
Total current assets	414,659	374,646
Property and equipment, net	51,349	42,648
Goodwill	340,854	342,297
Intangible assets, net	295,602	323,904
Other assets	29,713	18,812
Restricted cash, less current portion	15,553	14,764
Non-current assets of discontinued operations held for sale	48,823	51,863
Total assets	$1,196,553	$1,168,934
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$31,000	$24,588
Note payable to related party	-	65,500
Accounts payable	31,961	46,557
Accrued expenses	105,681	99,273
Accrued transportation costs	79,118	55,492
Deferred revenue	28,140	10,743
Reinsurance liability reserve	15,337	11,077
Current liabilities of discontinued operations held for sale	24,222	26,228
Total current liabilities	315,459	339,458
Long-term obligations, less current portion	451,035	484,525
Other long-term liabilities	27,509	25,974
Deferred tax liabilities	88,765	96,928
Non-current liabilities of discontinued operations held for sale	854	635
Total liabilities	883,622	947,520
Mezzanine equity
Convertible preferred stock, net: Authorized 10,000,000 shares; $0.001 par value; 805,000 and 0 issued and outstanding; 5.5%/8.5% dividend rate	77,719	-
Stockholders' equity
Common stock: Authorized 40,000,000 shares; $0.001 par value; 17,136,574 and 16,870,285 issued and outstanding (including treasury shares)	17	17
Additional paid-in capital	273,862	261,155
Accumulated deficit	(6,067)	(13,366)
Accumulated other comprehensive loss, net of tax	(14,335)	(8,756)
Treasury shares, at cost, 1,029,638 and 1,014,108 shares	(18,424)	(17,686)
Total Providence stockholders' equity	235,053	221,364
Non-controlling interest	159	50
Total stockholders' equity	235,212	221,414
Total liabilities and stockholders' equity	$1,196,553	$1,168,934

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Providence Service Corporation

The Providence Service Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2015	2014
Operating activities
Net income	$7,299	$13,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,287	8,938
Amortization	29,157	7,968
Provision for doubtful accounts	2,018	1,770
Stock based compensation	8,822	5,375
Deferred income taxes	(7,811)	(3,814)
Amortization of deferred financing costs	1,611	607
Excess tax benefit upon exercise of stock options	(2,364)	(2,835)
Asset impairment charge	1,593	-
Loss on equity investment	8,008	-
Other non-cash charges	(433)	(465)
Changes in operating assets and liabilities:
Accounts receivable	(87,823)	(17,296)
Other receivables	1,177	1,470
Restricted cash	43	168
Prepaid expenses and other	12,719	85
Reinsurance liability reserve	5,174	3,995
Accounts payable and accrued expenses	(10,556)	13,475
Accrued transportation costs	23,626	6,328
Deferred revenue	17,896	628
Other long-term liabilities	248	(5,249)
Net cash provided by operating activities	25,691	34,372
Investing activities
Purchase of property and equipment	(23,834)	(11,623)
Acquisition of businesses, net of cash acquired	(3,433)	(59,666)
Equity investments	(13,785)	-
Net increase in short-term investments	(14)	(14)
Restricted cash for reinsured claims losses	(1,452)	(3,812)
Net cash used in investing activities	(42,518)	(75,115)
Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	80,667	-
Preferred stock dividends	(2,814)	-
Repurchase of common stock, for treasury	(738)	(501)
Proceeds from common stock issued pursuant to stock option exercise	4,490	10,880
Excess tax benefit upon exercise of stock options	2,364	2,835
Proceeds from long-term debt	-	115,000
Repayment of long-term debt	(92,938)	(47,500)
Payment of contingent consideration	(7,496)	-
Debt financing costs	(287)	(728)
Other	113	36
Net cash (used in) provided by financing activities	(16,639)	80,022
Effect of exchange rate changes on cash	(463)	(1,376)
Net change in cash	(33,929)	37,903
Cash at beginning of period	160,406	98,995
Cash at end of period	$126,477	$136,898

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30, 2015
	NET Services	WD Services	HA Services	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total

Net income	$9,046	$(9,166)	$2,618	$(6,278)	$(3,780)	$(1,791)	$(5,571)

Interest expense, net	-	(34)	(5)	3,848	3,809	795	4,604
Provision for income taxes	5,269	383	1,844	(4,376)	3,120	(1,789)	1,331
Depreciation and amortization	2,389	3,441	7,488	52	13,370	1,217	14,587
EBITDA	16,704	(5,376)	11,945	(6,754)	16,519	(1,568)	14,951

Acquisition related equity compensation	-	1,473	-	-	1,473	-	1,473
Transaction Expenses	-	-	-	-	-	1,818	1,818
Impairment	-	-	-	-	-	1,593	1,593
Gain on foreign currency translation	-	(736)	-	-	(736)	-	(736)
Income taxes, depreciation and amortization in loss on equity investment	-	(862)	-	-	(862)	-	(862)
Adjusted EBITDA	$16,704	$(5,501)	$11,945	$(6,754)	$16,394	$1,843	$18,237

	Three Months Ended September 30, 2014
	NET Services	WD Services	HA Services	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total

Net income	$10,204	$331	$-	$(9,283)	$1,252	$(986)	$266

Interest expense, net	(1)	(58)	-	854	795	578	1,373
Provision for income taxes	5,334	376	-	(5,145)	565	(367)	198
Depreciation and amortization	1,926	4,050	-	280	6,256	1,778	8,034
EBITDA	17,463	4,699	-	(13,294)	8,868	1,003	9,871

Acquisition costs	-	-	-	3,685	3,685	-	3,685
Integration and restructuring charges	-	155	-	600	755	148	903
Acquisition related equity compensation	-	1,439	-	-	1,439	-	1,439
Loss on foreign currency translation	-	(96)	-	(68)	(164)	-	(164)
Adjusted EBITDA	$17,463	$6,197	$-	$(9,077)	$14,583	$1,151	$15,734

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Nine Months Ended September 30, 2015
	NET Services	WD Services	HA Services	Corporate and Other	Total from Continuing Operations	Discontinued Operations	Total

Net income	$33,350	$(13,452)	$10,213	$(23,154)	$6,957	$342	$7,299

Interest expense, net	(2)	(92)	(13)	12,841	12,734	2,422	15,156
Provision for income taxes	20,582	2,023	7,037	(13,375)	16,267	756	17,023
Depreciation and amortization	6,995	10,089	21,855	675	39,614	4,831	44,445
EBITDA	60,925	(1,432)	39,092	(23,013)	75,572	8,351	83,923

Ingeus acquisition related equity compensation	-	4,530	-	-	4,530	-	4,530
Impairment	-	-	-	-	-	1,593	1,593
Transaction Expenses	-	-	-	-	-	2,120	2,120
Gain on foreign currency translation	-	(1,131)	-	-	(1,131)	-	(1,131)
Income taxes, depreciation and amortization in loss on equity investment	-	(2,178)	-	-	(2,178)	-	(2,178)
Charges related to the separation of an executive officer, net	-	-	-	695	695	-	695
Adjusted EBITDA	$60,925	$(211)	$39,092	$(22,318)	$77,488	$12,064	$89,552

	Nine Months Ended September 30, 2014
	NET Services	WD Services	HA Services	Corporate and Other	Total from Continuing Operations	Discontinued Operations	Total

Net income	$30,871	$2,859	$-	$(21,166)	$12,564	$660	$13,224

Interest expense, net	(8)	(301)	-	3,748	3,439	780	4,219
Provision for income taxes	19,735	1,036	-	(11,805)	8,966	970	9,936
Depreciation and amortization	5,552	5,443	-	810	11,805	5,101	16,906
EBITDA	56,150	9,037	-	(28,413)	36,774	7,511	44,285

Acquisition costs	-	-	-	8,010	8,010	-	8,010
Integration and restructuring charges	-	887	-	697	1,584	177	1,761
Ingeus acquisition related equity compensation	-	1,925	-	-	1,925	-	1,925
Loss on foreign currency translation	-	(1)	-	(62)	(63)	-	(63)
Charges related to the separation of an executive officer, net	-	-	-	511	511	-	511
Adjusted EBITDA	$56,150	$11,848	$-	$(19,257)	$48,741	$7,688	$56,429

Providence Service Corporation

The Providence Service Corporation

Adjusted Earnings Per Share from Continuing Operations

(in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income (loss) from continuing operations	$(3,780)	$1,252	$6,957	$12,564

Acquisition costs	-	3,685	-	8,010
Integration and restructuring costs	-	755	-	1,584
Acquisition related equity compensation	1,473	1,439	4,530	1,925
Gain on foreign currency translation	(736)	(164)	(1,131)	(63)
Payments related to separation arrangements with certain former executive officers, net	-	-	695	511
Intangible amortization expense	8,692	3,047	26,448	5,170
Tax effected impact of adjustments	(3,166)	(2,725)	(10,146)	(5,810)
Adjusted net income from continuing operations	2,483	7,289	27,353	23,891

Dividends on convertible preferred stock	(1,116)	-	(2,814)	-
Less: Accretion of convertibe preferred stock discount	-	-	(1,071)	-
Income allocated to participating securities	(152)	-	(2,207)	-

Adjusted net income available to common stockholders, diluted	$1,215	$7,289	$21,261	$23,891

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Providence Service Corporation

The Providence Service Corporation

Segment Information

(in thousands)

(Unaudited)

	Three Months Ended September 30, 2015
	NET Services	WD Services	HA Services	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
Revenues	$277,130	$102,547	$52,882	$(109)	$432,450	$84,722	$517,172
Operating income (loss)	14,315	(5,088)	4,456	(6,805)	6,878	(2,785)	4,093

	Three Months Ended September 30, 2014
	NET Services	WD Services	HA Services	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
Revenues	$226,055	$83,596	$-	$(177)	$309,474	$84,744	$394,218
Operating income (loss)	15,537	553	-	(13,642)	2,448	(775)	1,673

	Nine Months Ended September 30, 2015
	NET Services	WD Services	HA Services	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
Revenues	$802,580	$302,340	$165,718	$(121)	$1,270,517	$260,701	$1,531,218
Operating income (loss)	53,930	(4,644)	17,236	(23,687)	42,835	3,520	46,355

	Nine Months Ended September 30, 2014
	NET Services	WD Services	HA Services	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
Revenues	$640,428	$127,661	$-	$(187)	$767,902	$259,673	$1,027,575
Operating income (loss)	50,598	3,594	-	(29,286)	24,906	2,410	27,316

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